Exhibit 99.1

LITHIA MOTORS INCREASES CREDIT FACILITY TO $800 MILLION

Medford, Oregon, December 21, 2012 – Lithia Motors, Inc. (NYSE: LAD) announced today that it has increased its existing revolving syndicated credit facility by $150 million, bringing the total availability to $800 million. The facility includes 10 institutions and will expire in April 2017.

The revolving facility provides $575 million for new vehicle inventory floorplan financing, $80 million for used vehicle inventory floorplan financing and $145 million for general corporate purposes including working capital and acquisitions.

Lenders in the syndicated facility include four manufacturer-affiliated finance companies -- Mercedes-Benz Financial Services USA LLC; Toyota Motor Credit Corporation; BMW Financial Services NA, LLC; and Nissan Motor Acceptance Corporation -- and six commercial banks. The commercial banks are U.S. Bank, N.A.; JPMorgan Chase Bank, N.A.; Bank of America, N.A.; Wells Fargo Bank, National Association; Bank of the West; and Key Bank National Association.

“We are appreciative of the support shown by our financial partners in upsizing the capacity in our facility,” said Chris Holzshu, Senior Vice President and Chief Financial Officer. “Acquisition activity over the past twelve months and an improving vehicle sales environment increased our inventory requirements. The additional capacity under our facility will allow us the room we need to grow.”

About Lithia

Lithia Motors, Inc. is the ninth largest automotive retailer in the United States. Lithia sells 29 brands of new vehicles and all brands of used vehicles at 87 stores in 11 states. Lithia also arranges finance, warranty, and credit insurance contracts; and provides vehicle parts, maintenance, and repair services at all of its locations.

Sites

www.lithia.com

www.lithiacareers.com

www.assuredservice.com

Lithia Motors on Facebook

http://www.facebook.com/LithiaMotors

Lithia Motors on Twitter

http://twitter.com/lithiamotors

Contact:

John North

VP Finance and Controller

(541) 618-5748